Exhibit 10.25
Description of Measures for Piedmont Natural Gas Company, Inc. Long-Term Incentive Plan Awards No. 8, 9 and 11
The material terms of these awards are described below. For each award, fifty percent of the units awarded is based on achievement of a target annual compounded increase in basic earnings per share (EPS). For this 50% portion, an EPS performance of 80% of target results in an 80% payout, an EPS performance of 100% of target results in a 100% payout and an EPS performance of 120% of target results in a maximum 120% payout, and EPS performance levels between these levels will be subject to mathematical interpolation. EPS performance below 80% of target results in no payout of this portion.
The other 50% of the units awarded is based on the registrant’s percentile ranking for total annual shareholder return performance (increase in the registrant’s common stock price plus dividends paid over the specified period of time) in comparison to the group of companies that formerly comprised the A. G. Edwards Large Natural Gas Distribution Index (“Peer Group”). For this 50% portion, a ranking below the 25th percentile results in no payout, a ranking between the 25th and 39th percentile results in an 80% payout, a ranking between the 40th and 49th percentile results in a 90% payout, a ranking between the 50th and 74th percentile results in a 100% payout, a ranking between the 75th and 89th percentile results in a 110% payout, and a ranking at or above the 90th percentile results in a maximum 120% payout.

		Target annual compounded
Long-Term Incentive		increase in basic earnings per
Plan Award Number	Performance Period	share
No. 8	Three-year period ended October 31, 2007	5%

No. 9	Three-year period ending October 31, 2008	5%

No. 11	Three-year period ending October 31, 2010	4%